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EXHIBIT 5.1

OPINION AND CONSENT OF GIBSON, DUNN & CRUTCHER LLP

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER]

September 26, 2003

(415) 393-8300	C 97785-00002
(415) 986-5309

Willis Lease Finance Corporation
2320 Marinship Way, Suite 300
Sausalito, California 94965

    Re:
    Willis Lease Finance Corporation—Registration Statement
    for Registration of 500,000 Shares of Common Stock

Ladies and Gentlemen:

        We refer to the registration statement on Form S-8 ("Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), to be filed by Willis Lease Finance Corporation, a Delaware corporation (the "Company"), with respect to the proposed offering by the Company of up to an additional 500,000 shares (the "Shares") of the common stock of the Company, $0.01 par value per share (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the Company's 1996 Stock Option/Stock Issuance Plan (the "Plan").

        We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

        Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

        We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP Gibson, Dunn & Crutcher LLP

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  EXHIBIT 5.1
OPINION AND CONSENT OF GIBSON, DUNN & CRUTCHER LLP [LETTERHEAD OF GIBSON, DUNN & CRUTCHER]